Exhibit 10.19

BASE SALARIES OF EXECUTIVE OFFICERS OF THE REGISTRANT

The following are the base salaries (on an annual basis) of the executive officers of the Company:

Name and Title	Base Salary(1)

Solomon S. Steiner	$375,000
Chairman, President and Chief Executive Officer
Gerard J. Michel	$310,000
Chief Financial Officer, Vice President Corporate Development and Treasurer
Roderike Pohl	$200,000
Vice President, Research
Erik Steiner	$200,000
Vice President, Operations
Alan Krasnser	$300,000
Chief Medical Officer
Andreas Pfützner	$386,250
Chief Medical Officer in Europe

(1)	Base salaries effective December 1, 2008, with the exception Dr. Pfützner, whose salary represents consulting payments received from the Registrant for the fiscal year ended September 30, 2008 pursuant to his consulting agreement with the Registrant.